Exhibit 37

Corvex Management LP 712 Fifth Avenue, 23rd Floor New York, New York 10019	Related Real Estate Recovery Fund, L.P. 60 Columbus Circle New York, New York 10023

May 28, 2014

David R. Johnson

206 Island View Lane

Seneca, SC 29672

Dear Mr. Johnson,

Reference is made to that certain Support Agreement by and among Corvex Management LP (“Corvex”), Related Real Estate Recovery Fund, L.P. (“Related”) and yourself, dated as of April 11, 2013 (the “Support Agreement”). In accordance with the terms of the Support Agreement, Corvex and Related hereby deliver this written notice terminating the Support Agreement, effective immediately.

We would like to express our sincere appreciation for your support in our endeavors.

Sincerely,

CORVEX MANAGEMENT LP

By:	/s/ Keith Meister
Name:	Keith Meister
Title:	Managing Partner

RELATED REAL ESTATE RECOVERY FUND, L.P.

By:	Related Real Estate Recovery Fund GP, L.P., its general partner

By:	Related Real Estate Recovery Fund GP-A, LLC, its general partner

By:	/s/ Richard O’Toole
Name:	Richard O’Toole
Title:	Vice President